FOREST OIL CORPORATION

CASH-BASED AWARD AGREEMENT
[_________________, 20__]

To: _______________

Forest Oil Corporation, a New York corporation (the “Company”), is pleased to grant you two separate awards (the “Awards”) with respect to cash-based incentive compensation. One of such Awards shall be referred to herein as the “Time-Based Award,” and the other of such Awards shall be referred to herein as the “Performance-Based Award.” The Performance-Based Award shall relate to the period beginning on ____________, 20__ and ending on ____________, 20__ (the “Performance Period”). The Performance-Based Award is granted under, and subject to the terms of, the Forest Oil Corporation 2007 Stock Incentive Plan (as it may be amended from time to time, the “Plan”), and shall constitute a “Performance Award” under the Plan that is subject to the payment limitations described in clause (ii) of the penultimate sentence of Paragraph V(a) of the Plan. A copy of the Plan is available upon request. The Time-Based Award is not granted under, and shall not be subject to the terms of, the Plan. The Awards are subject to your acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Cash-Based Award Agreement (this “Agreement”). To the extent that any provision of this Agreement as it relates to the Performance-Based Award conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letters capitalized, but that are not otherwise defined in this Agreement or Appendix A attached hereto, shall have the meanings given to them in the Plan in effect as of the date of this Agreement.

This Agreement sets forth the terms of the agreement between you and the Company with respect to the Awards. By accepting this Agreement, you agree to be bound by all of the terms hereof.

For all purposes of this Agreement, you will be considered to have terminated from employment with the Company when you incur a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder.

1.    Time-Based Award.    The Time-Based Award entitles you to a cash payment from the Company on (or within five business days after) the Time-Based Award Payment Date in an amount equal to the Time-Based Award Payment Amount. In the event your employment with the Company terminates prior to the occurrence of the Time-Based Award Payment Date for any reason other than death, Disability, or Involuntary Termination, then you shall, for no consideration, immediately forfeit to the Company the Time-Based Award and you shall not have any further rights with respect to such Award.

2.    Performance-Based Award.

(a)     In General. The Performance-Based Award shall be subject to achievement of the Total Shareholder Return performance objective (the “Performance Objective”). The Performance-Based Award entitles you to a cash payment from the Company after the Performance-Based Award Computation Date in an amount equal to the Performance-Based Award Payment Amount. In the event your employment with the Company terminates prior to the occurrence of the Performance-Based Award Computation Date for any reason other than death, Disability, or Involuntary Termination, then you shall, for no consideration, immediately forfeit to the Company the Performance-Based Award and you shall not have any further rights with respect to such Award. Subject to Sections 2(b) and 2(c), the payment of any Performance-Based Award Payment Amount to which you may be entitled shall be made as follows: (i) if the Performance-Based Award Computation Date is the last day of the Performance Period, then payment shall be made not later than the 15th day of the third calendar month following the calendar month in which the Performance Period ends; (ii) if the Performance-Based Award Computation Date is the date your employment with the Company terminates due to your death or Disability, then payment shall be made not later than the 15th day of the third calendar month following the calendar month in which the date of your death or Disability occurs; (iii) if the Performance-Based Award Computation Date is the date your employment with the Company terminates due to your Involuntary Termination, then payment shall be made not later than the 15th day of the third calendar month following the calendar month in which the date of your Involuntary Termination occurs; and (iv) if the Performance-Based Award Computation Date is the date upon which a Change of Control occurs, then payment shall be made immediately following (and not later than five business days after ) the date upon which the Change of Control occurs.

(b)     Certification of Performance Objective. Prior to any payment described in clauses (i), (iii) or (iv) of the last sentence of Section 2(a), and as soon as administratively practicable following the Performance-Based Award Computation Date relating to any such payment (but in no event later than the date which will permit the Company to satisfy the time of payment requirements of Section 2(a)), the Committee shall certify in writing whether and to the extent that the Performance Objective has been achieved and will determine the Performance-Based Award Payment Amount.

(c)    Forfeiture under Certain Circumstances. Notwithstanding any provision herein to the contrary, the Committee may terminate your Performance-Based Award if it determines that you have engaged in material misconduct. Material misconduct includes conduct adversely affecting the Company’s reputation, financial condition, results of operations or prospects, or which constitutes fraud or theft of Company assets. If such material misconduct results, directly or indirectly, in any restatement of the Company’s financial information after an amount has been paid to you with respect to the Performance-Based Award, then the Committee also may require you to reimburse the Company for all or a portion of such payment amount. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used in the determination of the amount paid to you under the Performance-Based Award, then the Committee may take such action, in its sole discretion, as it deems necessary to adjust such amount.

3.     Nontransferability of Awards. The Awards may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following your death, any cash payable in respect of an Award will be paid, at the time specified in Section 1 or Section 2, as applicable, to your beneficiary in accordance with, and subject to, the terms and conditions hereof.

4.     Beneficiary Designation. You may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom shall be paid under this Agreement following your death any cash payable hereunder in respect of your Awards at the time specified in Section 1 or Section 2, as applicable. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during your lifetime. In the absence of any such effective designation, cash payable in connection with your death shall be paid to your surviving spouse, if any, or otherwise to your estate.

5.    Effect of Settlement. Upon payment with respect to an Award in accordance with any applicable provision of this Agreement, all of your rights relating to such Award shall be cancelled and terminated. If and to the extent that you are still employed at the end of the Performance Period (with respect to the Performance-Based Award) or on ___________, 20__ (with respect to your Time-Based Award), and no payment amount shall have been earned in respect of the applicable Award in accordance with the terms of this Agreement, then such Award shall be cancelled and terminated.

6.     Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

7.     Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

8.     Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

9.     Withholding of Taxes. The Company shall deduct and withhold, or cause to be withheld, from your payment(s) made under this Agreement, or from any other payment to you, an amount necessary to satisfy any and all tax withholding obligations arising under applicable local, state, federal, or foreign laws associated with such payment. The Company may take any other action as may in its opinion be necessary to satisfy all obligations for the payment and withholding of such taxes.

10.     Right of the Company and Affiliates to Terminate Your Employment. Nothing contained in this Agreement shall confer upon you the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate your employment at any time.

11.    No Liability for Good Faith Determinations. Neither the Company nor the members of the Board and the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Awards granted hereunder.

12.     Company Records. Records of the Company or its Affiliates regarding your period of employment, termination of employment and the reason therefore, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

13.     Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

14.     Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or you had previously specified for receiving notices.

The Company and you agree that any notices shall be given to the Company or to you at the following addresses:

Company:	Forest Oil Corporation
Attn: Corporate Secretary
707 17th Street, Suite 3600
Denver, Colorado 80202

Holder:	At your current address as shown in the Company's records.

15.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

16.     Successor. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

17.     Headings. The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

18.     Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of New York except to the extent New York law is preempted by federal law.
19.     Execution of Receipts and Releases. Any payment of cash to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefore in such form as it shall determine.

20.    Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment that you would otherwise be entitled to during the first six months following the date of your termination of employment shall be accumulated and paid on the date that is six months after the date of your termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. If this Section 20 becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Section 20 not applied to the actual date of payment, at the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of your termination of employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount. You agree to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

21.     Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits you have accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

If you accept this Cash-Based Award Agreement and agree to its terms and conditions, please so confirm by signing and returning the duplicate of this Agreement enclosed for that purpose.

Very Truly Yours,

FOREST OIL CORPORATION

By:
Name:
Title:
Date:

ACKNOWLEDGED AND AGREED:

By:

Appendix A

Defined Terms

“Change of Control” means (i) with respect to the Performance-Based Award, the meaning given such term in the Severance Agreement, and (ii) with respect to the Time-Based Award, the occurrence of one or more of the following events:
(A)     the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company);
(B)     the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company);
(C)     the Company is to be dissolved and liquidated;
(D)     any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or
(E)     as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.
Notwithstanding the foregoing, for purposes of the Time-Based Award, the term “Change of Control” shall not include any reorganization, merger or consolidation involving solely the Company and one or more previously wholly-owned subsidiaries of the Company.

“Disability” has the meaning given to such term in the Severance Agreement.

“Involuntary Termination” means any termination of your employment with the Company which does not result from your resignation; provided, however, that the term “Involuntary Termination” shall not include a termination as a result of death, Disability, or a termination of your employment by the Company by reason of your unsatisfactory performance of your duties, to be determined by the Company in its sole discretion, or by reason of your final conviction of a misdemeanor involving moral turpitude or a felony.

“Performance-Based Award Computation Date” means the first to occur of the following: (i) the last day of the Performance Period; (ii) the date upon which a Change of Control occurs; or (iii) the date your employment with the Company is terminated by reason of death, Disability or Involuntary Termination.

“Performance-Based Award Payment Amount” means:

(i) if the Performance-Based Award Computation Date is the last day of the Performance Period, the date upon which a Change of Control occurs or the date your employment with the Company is terminated by reason of an Involuntary Termination, then an amount equal to (A) $________ multiplied by (B) the Total Shareholder Return Ranking Percentage multiplied by (C) a fraction, the numerator of which shall equal the sum of (x) the Fair Market Value on the Performance-Based Award Computation Date plus (y) the aggregate value (as determined by the Committee) of the dividends and other distributions paid to shareholders with respect to a share of Common Stock during the period beginning on the date of this Agreement and ending on the Performance-Based Award Computation Date, and the denominator of which shall equal $_____ (which is the Fair Market Value on the date of this Agreement); or

(ii) if the Performance-Based Award Computation Date is the date your employment with the Company is terminated by reason of death or Disability, then an amount equal to (A) $________ multiplied by (B) a fraction, the numerator of which shall be the number of full months during the Performance Period during which you were employed by the Company (counting the month in which your termination of employment occurs as a full month), and the denominator of which is 36, multiplied by (C) a fraction, the numerator of which shall equal the sum of (x) the Fair Market Value on the Performance-Based Award Computation Date plus (y) the aggregate value (as determined by the Committee) of the dividends and other distributions paid to shareholders with respect to a share of Common Stock during the period beginning on the date of this Agreement and ending on the Performance-Based Award Computation Date, and the denominator of which shall equal $_____ (which is the Fair Market Value on the date of this Agreement).

Notwithstanding the foregoing, the formula described in the preceding sentence shall be subject to equitable and appropriate adjustment by the Committee so as to prevent the dilution or enlargement of the benefit intended to be provided under the Performance-Based Award in the event of any dividend, stock split, reverse stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar matters or corporate changes with regard to the Company that are not accounted for in such formula, and the Committee’s determination with respect to any such adjustment shall be conclusive.

“Performance Unit Award Agreement” means the Forest Oil Corporation 2007 Stock Incentive Plan Performance Unit Award Agreement between you and the Company dated as of ___________, 20__.

“Severance Agreement” means the Severance Agreement between you and the Company as in effect on the date of this Agreement.

“Time-Based Award Payment Amount” means an amount equal to (i) $________ multiplied by (ii) a fraction, the numerator of which shall equal the sum of (A) the Fair Market Value on the trading date immediately preceding the Time-Based Award Payment Date plus (B) the aggregate value (as determined by the Committee) of the dividends and other distributions paid to shareholders with respect to a share of Common Stock during the period beginning on the date of this Agreement and ending on the Time-Based Award Payment Date, and the denominator of which shall equal $_____ (which is the Fair Market Value on the date of this Agreement). Notwithstanding the foregoing, the formula described in the preceding sentence shall be subject to equitable and appropriate adjustment by the Committee so as to prevent the dilution or enlargement of the benefit intended to be provided under the Time-Based Award in the event of any dividend, stock split, reverse stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares, or other similar matters or corporate changes with regard to the Company that are not accounted for in such formula, and the Committee’s determination with respect to any such adjustment shall be conclusive.

“Time-Based Award Payment Date” means the first to occur of the following: (i) _________, 20__; (ii) the date upon which a Change of Control occurs; or (iii) the date your employment with the Company is terminated by reason of death, Disability or Involuntary Termination.

“Total Shareholder Return” has the meaning assigned to such term in the Performance Unit Award Agreement.

“Total Shareholder Return Ranking Percentage” shall mean a percentage (which may range form 0% to 200%) equal to the percentage determined under Appendix A of the Performance Unit Award Agreement for purposes of determining the percentage of “Initial Performance Units” earned under such agreement.